Exhibit 10.1

Asset Transfer Agreement
(English Translation)

Party A: Heilongjiang Shuaiyi New Resources Development Co., Ltd.
Party B: Lianyun Han

Adhering to the principles of honesty and mutual benefit, the parties enters into this Asset Transfer Agreement (this "Agreement") as follows:

1.

Heilongjiang Shuaiyi New Resources Development Co., Ltd. (“Party A”) desires to acquire certain Assets from Ms. Lianyun Han (“Party B”) and Party B agrees to sell the Assets. The parties agree that the purchase price of the Assets is RMB 12,000,000. All taxes and fees incurred in connection with the transfer shall be advanced by Party B.

2.	The Assets of Party B include:
A seven-story office building, located at Unit 1, No. 54-1 Ganshui Road, Xiangfang District, Harbin City, Heilongjiang Province, P.R. China with a total construction area of 1,854.10 square meters.

3.

The term "Assets" as used in this Agreement shall not include any and all credits and debts existing prior to the execution of this Agreement (including overdue salaries, social insurance and taxes), which shall be dealt with by Party B solely. For any litigations and disputes related, Party B shall be responsible and pay Party A for any damages to its normal operation caused thereby.

4.

Party B represents and warrants that there are no claims, security interests or seizure on the Assets and it has clean and complete ownership of the Assets. In the event of any dispute in connection with the transfer of the title of the Assets, Party B shall be responsible for any damages caused to Party A.

5.

Payment terms and Assets transferring procedures.
After the execution of this Agreement, Party B shall be responsible for the transfer of the relevant ownership documents. Upon the transfer of the title of the Assets to Party A, Party A shall pay Party B RMB 12,000,000.

6.	Others

Any assets leasing agreements entered into by Party B shall be terminated upon the effectiveness of this Agreement. Party A shall enter into a separate lease agreement with the original lessee with the same terms of the original lease agreement.

7.	Liability for Breach of this Agreement

Upon the effectiveness of this Agreement, both parties shall perform this Agreement in good faith. If any party violates the right and obligation of this Agreement, it shall bear the liability for breach of this Agreement. If Party B fails to transfer the Assets to Party A, or obtain all of ownership certificates within prescribed period of time, Party B shall bear the liability for breach of the Agreement and responsible for the damages equal to 10% of the purchase price.

8.

The obligations under this Agreement shall be filled in the domiciles of both Party A and Party B. In the event of disputes that may not be solved through consultation, the claiming party may choose one of the parties domicile as venue and submit the claim to a court located at that venue.

9.

For issues not covered under this Agreement, both parties shall resolve through friendly consultation. Supplemental agreements may be entered into between the parties through consultation. Such supplemental agreements shall have the same legal force as this Agreement.

10.	This agreement shall be executed into two copies and each party shall hold one copy.

Party A: Heilongjiang Shuaiyi New Resources Development Co., Ltd.
(Company Stamp)
Date: April, 15th, 2011

Party B: Lianyun Han
Signature: /s/ Lianyun Han
Date: April, 15th, 2011